Exhibit 3.17

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:31 AM 11/01/2006
FILED 10:31 AM 11/01/2006
SRV 061002112 – 4213255 FILE
CERTIFICATE OF INCORPORATION
OF
FIBERWEB USA, INC.
1. The name of the corporation is: Fiberweb USA, Inc.
2. The address of its registered office in the State of Delaware is: Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is: The Corporation Trust Company.
3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
4. The total number of shares of common stock which the corporation shall have authority to issue is: Five Thousand (5000) and the par value of each of such shares is: One Dollar ($1.00.)
5. The name and mailing address of each incorporator is as follow:
NAME
Gregory J. Murrer
MAILING ADDRESS
401 Edgewater Place, Suite 670 Wakefield, MA 01880
The powers of the incorporator are to terminate upon the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware.
The name and mailing address of each person who is to serve as a director until the first annual meeting of the stockholders or until a successor is elected and qualified, is as follows:
NAME
Gregory J. Murrer
Robert P. Frese
Bruce S. Van Allen
MAILING ADDRESS
401 Edgewater Place, Suite 670 Wakefield, MA 01880
201 S. Orange Ave. Orlando, FL 32801
201 S. Orange Ave. Orlando, FL 32801

6. The corporation is to have perpetual existence.
7. In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:
To make, alter or repeal the by-laws of the corporation.
8. Elections of directors need not be by written ballot unless the by-laws of the corporation shall provide.
9. Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation.
10. Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and /or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.
11. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

12. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.
THE UNDERSIGNED, being the Sole Incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 1st day of November, 2006.
Gregory J. Murrer
DE001 - 1/13/05 C T System Online

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:01 AM 11/17/2006
FILED 09:47 AM 11/17/2006
SRV 061055126 - 4213255 FILE
CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF INCORPORATION
Fiberweb USA, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:
FIRST: That the Board of Directors of said corporation, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:
RESOLVED, that the Certificate of Incorporation of Fiberweb USA, Inc. be amended by changing the Article thereof number “1.” so that, as amended, said Article shall be and read as follows:
“1. The name of the Corporation is Fiberweb USA Holdings, Inc.”
SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given unanimous written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.
THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.
FOURTH: That this Certificate of Amendment of the Certificate of Incorporation shall be effective on November 17, 2006.
IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by its duly authorized officer on this 17th day of November, 2006.
Fiberweb USA, Inc.
By:
Name: John Herbst
Office: Secretary